DERMISONICS' TEST WITH TYPE-2 DIABETICS
                PROVES ULTRASOUND COMPONENT OF THE U-STRIP SYSTEM
                            DOES NOT DAMAGE THE SKIN

            REPRESENTS MAJOR STEP FORWARD IN ACHIEVING FDA APPROVAL

Irvine, CA --- September 19, 2006, Dermisonics, Inc. (OTCBB: DMSI; FWB: FQC), a developer of painless injection-free ultrasonic transdermal drug-delivery patches and technologies with broad pharmaceutical and consumer applications, announced today that it successfully completed its HPT-4 human pilot trial of its proprietary U-Strip transdermal drug-delivery system in patients with Type-2 diabetes.

GOAL OF STUDY - This trial specifically examined the effects of the unique ultrasonic transmission utilized in the U-Strip insulin delivery system upon the skin of Type-2 diabetic patients. The goal of this study was to demonstrate that ultrasound alone, at levels used for ultrasonic drug delivery, does not cause skin damage or irritation.

STUDY DESIGN - The study was conducted upon 25 adult Type-2 diabetic patients of both sexes, with an average time on disease of at least 10 years. A blank transdermal patch (without insulin) was fitted on the left upper arm and the right side of the abdomen of each volunteer. The volunteers were tested over a five-hour test period, where ultrasound was applied continuously. The duration of the application of the ultrasound during the test period is greater than what is proposed for the application of insulin applied by U-Strip system. The U-Strip system produces an ultrasonic signal that is less than 1/5 the power of a ultrasonic toothbrush. The completed trial revealed no adverse skin reactions, no skin irritation or skin damage among any of the volunteers.

RESULTS - The trial revealed no adverse skin reactions, no skin irritation or skin damage among any of the volunteers. In a word, this study demonstrates that the ultrasound component of the U-Strip system does not damage the skin, even the skin of highly sensitive Type-2 diabetics.

Currently, people with diabetes rely on regular, frequent needle injections of insulin to control blood glucose levels. Dermisonics' proprietary U-Strip system employs proprietary microelectronics and ultrasonic technologies with a drug-carrying patch to enable the painless delivery of large-molecule drugs through the skin's natural pores and hair follicles.


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CONTINUING STUDIES - The Company is continuing its two other investigational review board (approved human pilot trials (HPT-2 and HPT-3) to further demonstrate the efficacy of the U-Strip system. HPT-3 is designed to demonstrate that wearing the insulin patch will not damage the skin of the patient; HPT-4 is designed to demonstrate the ability of the U-Strip System the to deliver controlled doses of insulin to patients, comparing the rate of delivery of insulin in comparison to an insulin pump. The Company anticipates announcing the results of HPT-3 before the end of September 2006. The Company anticipated completion of HPT 2 by the end of 2006.

ABOUT DERMISONICS, INC. - Dermisonics is an intellectual property company and advanced technology incubator that is primarily focused on the ongoing development, testing and eventual commercialization of a transdermal patch that has been designed to facilitate the efficient and needle-free delivery of drugs with large molecular structures into the bloodstream. Its breakthrough system, called the U-Strip, is based on a radical integration of microelectronics and ultrasonic science with a product-carrying patch, and represents a quantum leap in non-invasive, transdermal delivery technology. Company tests have shown that this system facilitates the transdermal delivery of insulin and has the potential to deliver at least 175 other existing drugs that at present cannot be effectively delivered through the pores of the skin using conventionally available transdermal technology due to their large molecular size. For more information visit http://www.Dermisonics.com.
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FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, inadequate capital, unexpected costs and operating deficits, increases in general and administrative costs, termination of contracts or agreements, technological obsolescence of the Company's products, technical problems with the Company's research and products, price increases for supplies and components, litigation and administrative proceedings involving the Company, the possible acquisition of


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new businesses or that result in operating losses or that do not perform as anticipated, unanticipated losses, the possible fluctuation and volatility of the Company's operating results, financial condition and stock price, losses incurred in litigating and settling cases, dilution in the Company's ownership of its business, adverse publicity and news coverage, inability to carry out research, development and commercialization plans, loss of key executives and research scientists, changes in interest rates, inflationary factors, and other specific risks. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent Form 10-QSB and Form 10-KSB filings with the Securities and Exchange Commission.

CONTACTS:

Dermisonics, Inc.
Bruce.Haglund@dermisonics.com
-----------------------------
Raymond.Peterson@dermisonics.com
--------------------------------
888-401-DERM (3376) Toll Free

INVESTOR RELATIONS CONTACTS:

International Market Trend
Toll-Free North America
1-877-676-4447

Michael  Drepper
Phone:  621-430-6130
investor-germany@dermisonics.com
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